CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2024, relating to the financial statements and financial highlights of Abacus Flexible Bond Leaders ETF (formerly, Abacus Tactical High Yield ETF), a series of Abacus FCF ETF Trust, which are included in Form N-CSR for the period ended July 31, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus, and “Accounting and Legal Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
June 4, 2025